EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STURM, RUGER & COMPANY, INC. RESUMES NORMAL ACCEPTANCE OF ORDERS

SOUTHPORT, CONNECTICUT, May 29, 2012-- Sturm, Ruger & Company, Inc. (NYSE: RGR), announced today that it has resumed the normal acceptance of orders from its independent wholesale distributors.

On March 21, 2012, the Company announced that its independent wholesale distributors had placed orders with the Company for more than one million Ruger firearms in the first quarter of 2012, and therefore the Company had temporarily suspended the acceptance of new orders.

Demand for our products is very strong, and the current backlog remains significantly above year ago levels.  Our production and shipments in the first quarter of 2012 increased more than 50% from the first quarter of 2011 and remain very strong.

About Sturm, Ruger

Sturm, Ruger was founded in 1949 and is one of the nation’s leading manufacturers of high-quality firearms for the commercial sporting market.  Sturm, Ruger is headquartered in Southport, CT, with manufacturing facilities located in Newport, NH and Prescott, AZ.

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The Company may, from time to time, make forward-looking statements and projections concerning future expectations.  Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made.  The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.

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